Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of MSGI Security Solutions, Inc. and Subsidiaries of our report dated December 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of MSGI Security Solutions, Inc. to continue as a going concern), appearing in the Annual Report on Form 10-K/A relating to the consolidated financial statements as of June 30, 2006 and 2005 and for the three fiscal years ended June 30, 2006, 2005 and 2004. We consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

June 4, 2007
Edison, New Jersey